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Exhibit 23.1

Consent of independent registered public accounting firm

We consent to the use in this Amendment No. 3 to Registration Statement No. 333-215398 on Form S-1 of our report dated November 2, 2016 (except for the second paragraph of the basis of presentation section in Note 1 to the consolidated financial statements, as to which the date is January 27, 2017) relating to the consolidated financial statements of Braeburn Pharmaceuticals, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to substantial doubt about the Company's ability to continue as a going concern) appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Parsippany, New Jersey
January 27, 2017

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  Exhibit 23.1